EX-99.1

Press Release
EMCORE Corporation Reports Fiscal 2005 First Quarter Results

Revenues increase 17% from a year ago and 6% sequentially, to a record level of $27.0 million;
Backlog increases 19% to $34 million; and Q2 revenue guidance raised to $29-30 million

SOMERSET, New Jersey, February 7, 2005 -- EMCORE Corporation (NASDAQ: EMKR), a leading provider of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite, and wireless communications markets, today announced its financial results for the fiscal 2005 first quarter ended December 31, 2004.

Revenues for the first quarter of fiscal 2005 were $27.0 million, an increase of 17% from the $23.1 million reported in the first quarter of fiscal 2004, and an increase of $1.5 million, or 6%, sequentially from the $25.5 million in the previous quarter. Revenues were fueled by strong demand for the Company’s 10 Gigabit Ethernet products.

Gross profit in the first quarter was $2.1 million, or 8%, double the 4% reported in the previous quarter. Gross margins are expected to continue to improve as a result of materials cost reductions, yield improvements, and outsourcing of high volume products.

Operating expenses of $10.6 million represented a decrease of 6.5% from the same quarter last year and flat sequentially. Included in operating expenses during the quarter were severance charges of $0.5 million. The declines in operating expenses were principally driven by more focused research and development efforts and products moving from development to production, thereby reducing R&D expenditures.

EMCORE reported a net loss from continuing operations for the quarter of $9.1 million, or $0.19 per basic and diluted share. This compares to a net loss from continuing operations of $9.8 million or $0.26 per basic and $0.25 per diluted share for the same quarter a year ago, and $10.8 million or $0.23 per basic and diluted share last quarter. The current quarter loss per share not including severance charges would have been $0.18 per basic and diluted share, as presented on a non-GAAP basis in the notes to the accompanying financial statements.

Cash, cash equivalents and marketable securities at December 31, 2004 totaled approximately $38.3 million. Loss before interest, taxes, depreciation, amortization and other non-cash items (adjusted EBITDA) was $4.6 million, down from $6.5 million in the previous quarter. The expected improvements in gross margins and revenues are projected to eliminate that loss throughout fiscal 2005. During the current quarter, the Company expects to receive an additional $15-$17 million from last year’s sale of its equipment division.

Management Discussion and Outlook:

“EMCORE continues to improve its operating performance, with revenues reaching the high end of expectations. Gross margins doubled since last quarter and we expect further increases in both revenues and margins as 2005 progresses,” commented Reuben F. Richards, Jr., President & CEO. “Going forward, EMCORE will maintain our focus on improving gross margins by increasing yields, reducing costs, and expanding upon our current program of outsourcing high volume products to overseas contract manufacturers. In addition, EMCORE intends to spin-off or eliminate certain non-core development projects which will also improve operational performance. Adjusted EBITDA of $(4.6) million improved $2 million from the September quarter and we expect to see significant improvement in adjusted EBITDA in the March quarter, with the target being adjusted EBITDA breakeven. For the quarter ending March 31, 2005, we expect revenues of $29-$30 million.” added Mr. Richards.

Company/Industry Highlights:

EMCORE announced that, as the leading supplier in the 10GBASE-LX4 segment, it has shipped over ten thousand LX4 modules for 10 Gigabit Ethernet XENPAK applications. In 2005 the company expects to continue rapidly expanding its sales of this product and anticipates continuing its market leadership in this industry segment. The versatile LX4 interface can cover a wide range of transmission distances and fiber types, which allows customers to dramatically reduce their bill of materials with a single LX4 option that can also displace the need for 10GBASE-SR and 10GBASE-LR units. EMCORE also is in the process of releasing additional products, such as X2 form factor units, and developing extended reach modules.

EMCORE will discuss the results further on a conference call to be held tomorrow, Tuesday, February 8, 2005 at 9:00 a.m. ET. To participate in the call, U.S. callers should dial (toll free) 888-896-0863 and international callers should dial 973-582-2703. A replay of the call will be available beginning February 8, 2005 at 11:15 a.m. ET until February 15, 2005 at 11:59 p.m. ET. The replay call-in number for U.S. callers is 877-519-4471, for international callers it is 973-341-3080, and the access code is 5589495#. The call also will be web cast via the Company's web site at http://www.emcore.com. Please go to the site beforehand to download any necessary software.

About EMCORE

EMCORE Corporation offers a broad portfolio of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite, and wireless communications markets. The company's integrated solutions philosophy embodies state-of-the-art technology, material science expertise, and a shared vision of our customer's goals and objectives to be leaders in the transport of voice, data, and video over copper, hybrid fiber/coax (HFC), fiber, satellite, and wireless networks. EMCORE's solutions include: optical components and subsystems for fiber-to-the-premise, cable television, and high speed data and telecommunications networks; solar cells, solar panels, and fiber optic ground station links for global satellite communications; and electronic materials for high bandwidth wireless communications systems, such as Wi-Fi Internet access and cell phones. Through its joint venture participation in GELcore, LLC, EMCORE plays a vital role in developing and commercializing next-generation High-Brightness LED technology for use in the general and specialty illumination markets. For further information about EMCORE, visit http://www.emcore.com.

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events that involve risks and uncertainties. Words such as "expects," "anticipates," "intends," "plans," believes," and "estimates," and variations of these words and similar expressions, identify these forward-looking statements. These forward-looking statements include, without limitation, (a) any statements or implications regarding EMCORE’s ability to remain competitive and a leader in its industry, and the future growth of EMCORE, or the industry and the economy in general; (b) statements regarding the expected level and timing of benefits to EMCORE from its current cost reduction efforts, including (i) expected cost reductions and their impact on EMCORE’s financial performance, (ii) EMCORE’s continued leadership in technology and manufacturing in its markets, and (iii) the belief that the cost reduction efforts will not impact product development or manufacturing execution; (c) any statement or implication that the products described in this press release (i) will be successfully introduced or marketed, (ii) will be qualified and purchased by our customers, or (iii) will perform to any particular specifications or performance or reliability standards; (d) any and all guidance provided by EMCORE regarding its expected financial performance in current or future periods, including, without limitation, with respect to anticipated revenues for the second quarter of fiscal 2005. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (a) EMCORE’s cost reduction efforts may not be successful in achieving their expected benefits, or may negatively impact EMCORE’s operations; (b) reduced revenues resulting from the TurboDisc sale; (c) the failure of the products (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and, iv) to successfully compete with products offered by our competitors and (d) other risks and uncertainties described in EMCORE's filings with the Securities and Exchange Commission such as cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth; increased competition; delays in developing and commercializing new products; and other factors. The forward-looking statements contained in this news release are made as of the date hereof and EMCORE does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

EMCORE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months ended December 31, 2004 and 2003
(in thousands, except (loss) income per share)
(unaudited)

	Three Months Ended December 31,
	2004	2003

Revenue	$26,964	$23,125
Cost of revenue	24,889	19,945
Gross profit	2,075	3,180

Operating expenses:
Selling, general and administrative	5,088	5,307
Research and development	5,059	6,046
Severance charges	472	-
Total operating expenses	10,619	11,353

Operating loss	(8,544)	(8,173)

Other (income) expenses:
Interest income	(233)	(158)
Interest expense	1,202	2,025
Equity in net income of GELcore	(372)	(267)
Total other expenses	597	1,600

Loss from continuing operations	(9,141)	(9,773)

Discontinued operations:
Loss from discontinued operations	-	(1,697)
Gain on disposal of discontinued operations	-	19,584
Income from discontinued operations	-	17,887

Net (loss) income	$(9,141)	$8,114

Per Share Data:
Basic per share data:
Loss from continuing operations	$(0.19)	$(0.26)
Income from discontinued operations	-	0.47
Net (loss) income	$(0.19)	$0.21

Diluted per share data:
Loss from continuing operations	$(0.19)	$(0.25)
Income from discontinued operations	-	0.45
Net (loss) income	$(0.19)	$0.20

Weighted average number of common shares outstanding during the period:
Basic	46,994	37,862
Diluted	46,994	39,670

EMCORE CORPORATION
 CONDENSED CONSOLIDATED BALANCE SHEETS
As of December 31, 2004 and September 30, 2004
(in thousands)
(unaudited)

	As of December 31, 2004	As of September 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$11,926	$19,422
Marketable securities	26,400	32,150
Accounts receivable, net	20,875	20,775
Accounts receivable, GELcore	205	215
Inventories, net	15,976	14,839
Prepaid expenses and other current assets	2,107	2,496
Total current assets	77,489	89,897

Property, plant and equipment, net	63,422	65,354
Goodwill	33,782	33,584
Intangible assets, net	4,798	5,177
Investments in GELcore	10,376	10,003
Other assets, net	10,095	9,228
Total assets	$199,962	$213,243

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,325	$16,064
Accrued expenses	11,927	15,078
Customer deposits	151	171
Capitalized lease obligation, current portion	37	43
Total current liabilities	26,440	31,356

Convertible subordinated notes	96,051	96,051
Capitalized lease obligation, net of current portion	20	27
Total liabilities	122,511	127,434

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par, 5,882 shares authorized, no shares outstanding	-	-
Common stock, no par value, 100,000 shares authorized, 47,246 shares issued and 47,226 outstanding at December 31, 2004; 46,951 shares issued and 46,931 outstanding at September 30, 2004	390,499	389,750
Accumulated deficit	(312,005)	(302,864)
Accumulated other comprehensive loss	(111)	(111)
Shareholders’ notes receivable	-	(34)
Treasury stock, at cost; 20 shares	(932)	(932)
Total shareholders’ equity	77,451	85,809
Total liabilities and shareholders’ equity	$199,962	$213,243

In accordance with applicable regulations, a non-GAAP reconciliation is provided below, which allows investors to reconcile the non-GAAP measures discussed above to GAAP.  A non-GAAP financial measure is a numerical measure of a company's performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  EMCORE believes that the additional non-GAAP measures are useful to investors for financial analysis.  Management also uses these measures internally to evaluate the company's operating performance, and the measures are used for planning and forecasting of future periods.  However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.

EMCORE CORPORATION
RECONCILIATION OF NON-GAAP NET LOSS AND NET LOSS PER SHARE
(in thousands, except loss per share)
(unaudited)

	Three Months Ended December 31,
	2004	2003

GAAP loss from continuing operations	$(9,141)	$(9,773)
Adjustment:
Severance charges	472	-
Non-GAAP loss from continuing operations	$(8,669)	$(9,773)

Non-GAAP loss from continuing operations per basic share	$(0.18)	$(0.26)
Non-GAAP loss from continuing operations per diluted share	$(0.18)	$(0.25)

EMCORE CORPORATION
RECONCILIATION OF NET LOSS AND ADJUSTED EBITDA
FOR THE THREE MONTHS ENDED DECEMBER 31, 2004 AND SEPTEMBER 30, 2004
(in thousands)
(unaudited)
	December 2004	September 2004

Net loss	$(9,141)	$(10,783)
Depreciation and amortization	3,600	3,681
Other non-cash items:
Equity in net income of GELcore	(372)	(232)
Compensatory stock issuances	181	182
Reduction of note receivable due for services received	130	130
Forgiveness of shareholders’ notes receivable	34	-
Provision for doubtful accounts	15	(543)
Total non-cash items	3,588	3,218
Interest expense, net	969	1,016
Total adjustments to net loss	4,557	4,234

Adjusted EBITDA	$(4,584)	$(6,549)

CONTACT:

EMCORE Corporation
Tom Werthan - Chief Financial Officer
(732) 271-9090
info@emcore.com

or

TTC Group
Victor Allgeier
(212) 227-0997
info@ttcominc.com